Exhibit 99

P R E S S R E L E A S E

RELEASE DATE:	CONTACT:

January 24, 2008	CHARLES P. EVANOSKI
GROUP SENIOR VICE PRESIDENT
CHIEF FINANCIAL OFFICER
(724) 758-5584

FOR IMMEDIATE RELEASE

ESB FINANCIAL CORPORATION ANNOUNCES
EARNINGS FOR FOURTH QUARTER AND 2007 YEAR END

Ellwood City, Pennsylvania, January 24, 2008 – ESB Financial Corporation (NASDAQ: ESBF), the parent company of ESB Bank, today announced earnings of $0.61 per diluted share on net income of $7.7 million for the year ended December 31, 2007, compared to earnings of $0.83 per diluted share on net income of $10.6 million for the year ended December 31, 2006.  The Company’s return on average assets and average equity were 0.40% and 5.98%, respectively, for the year ended December 31, 2007.

For the three months ended December 31, 2007, the Company announced earnings of $0.14 per diluted share on net income of $1.7 million, compared to earnings of $0.16 per diluted share on net income of $2.1 million for the quarter ended December 31, 2006.  The Company’s annualized return on average assets and average equity were 0.36% and 5.15%, respectively, for the quarter ended December 31, 2007.

Commenting on the quarter and year end results, Charlotte A. Zuschlag, President and Chief Executive Officer of the Company and the Bank, stated, “The earnings of the Company were negatively impacted by the interest rate environment and inversion of the yield curve in 2007. Our goal in this environment has been and continues to be managing our net interest rate margin without compromising asset quality and future earnings potential.  I am pleased to note that we have been successful in maintaining asset quality as we have only been minimally impacted by the sub prime mortgage and credit issues that are currently affecting other financial institutions. Additionally, I am pleased with our ability to control operating expenses which were below expectations and decreased when compared to 2006. The Company’s management and Board of Directors continually look for opportunities to grow earnings.” Ms. Zuschlag concluded by stating, “Management will continue to strive to pursue growth opportunities that will provide a sound investment return to our shareholders”

Consolidated net income for the year ended December 31, 2007 decreased $2.9 million or 27.8% to $7.7 million from $10.6 million, as compared to the year ended December 31, 2006.  This net decrease was a result of an increase in interest expense of $6.8 million and a decrease in noninterest income of $570,000, partially offset by an increase in interest income of $3.1 million, and decreases in provision for loan losses, noninterest expense and provision for income taxes of $248,000, $134,000 and $917,000, respectively.    The $570,000 decrease to noninterest income was primarily due to decreases in net gain on sale of loans, gain (loss) on sale of securities available for sale and income from real estate joint ventures of $179,000, $576,000 and $75,000, respectively, partially offset by increases to fees and service charges, cash surrender value of bank owned life insurance and other income of $89,000, $97,000 and $74,000, respectively.  The $134,000 decrease in noninterest expense was primarily related to decreases in amortization of intangible assets, minority interest, advertising and other expenses of $117,000, $31,000, $26,000 and $133,000, respectively, partially offset by an increase in data processing expenses of $170,000.

Press Release

January 24, 2008

Consolidated net income for the quarter ended December 31, 2007 decreased $387,000 to $1.7 million from $2.1 million, as compared to the quarter ended December 31, 2006.  This net decrease was a result of increases in interest expense and provision for income taxes of $520,000 and $241,000, respectively, and a decrease to noninterest income of $403,000, partially offset by an increase in interest income of $52,000 and decreases in provision for loan losses and noninterest expense of $346,000 and $379,000, respectively. The $403,000 decrease to noninterest income was primarily due to an increase in the loss on the sale of securities available for sale and a decrease to income from real estate joint ventures of approximately $122,000 and $320,000, respectively. The decrease to noninterest expense of $379,000 was primarily due to decreases in compensation and employee benefits, minority interest and other expenses of $38,000, $259,000 and $163,000, respectively, partially offset by an increase to premises and equipment of $81,000.

The Company’s consolidated total assets decreased $42.5 million, or 2.2%, to $1.88 billion at December 31, 2007, from $1.92 billion at December 31, 2006.  Securities decreased $84.0 million, or 7.3%, to $1.1 billion and net loans receivable increased $34.6 million, or 5.9%, to $624.3 million. Total liabilities decreased $46.8 million, or 2.6%, to $1.75 billion at December 31, 2007 from $1.79 billion at December 31, 2006.  Borrowed funds decreased $74.4 million, or 7.8%, to $876.7 million while total deposits increased $19.2 million, or 2.3%, to $842.9 million at December 31, 2007.

Total stockholders’ equity was $132.8 million or 7.07% of total assets, and book value per share was $10.71 at December 31, 2007 compared to $128.5 million or 6.69% of total assets, and book value per share of $10.00 at December 31, 2006.

The Company also announced that its annual meeting of stockholders will be held on Wednesday, April 16, 2008 at 4:00 p.m. at the Connoquenessing Country Club in Ellwood City, Pennsylvania.

ESB Financial Corporation is the parent holding company of ESB Bank, and offers a wide variety of financial products and services through 23 offices in the contiguous counties of Allegheny, Lawrence, Beaver and Butler in Pennsylvania.  The common stock of the Company is traded on The NASDAQ Stock Market under the symbol “ESBF”. We make available on our web site, which is located at http://www.esbbank.com, our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, on the date which we electronically file these reports with the Securities and Exchange Commission.  Investors are encouraged to access these reports and the other information about our business and operations on our web site.

Press Release

January 24, 2008

ESB FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights
(Dollars in Thousands - Except Per Share Amounts)

OPERATIONS DATA:
	Year Ended		Three Months
	December 31,		Ended December 31,
	2007	2006	2007	2006

Interest income	$97,584	$94,471	$24,447	$24,395
Interest expense	72,601	65,804	18,449	17,929

Net interest income	24,983	28,667	5,998	6,466
Provision for loan losses	865	1,113	198	544
Net interest income after provision for
loan losses	24,118	27,554	5,800	5,922
Noninterest income	7,216	7,786	1,377	1,780
Noninterest expense	23,273	23,407	5,463	5,842
Income before provision for income taxes	8,061	11,933	1,714	1,860
Provision for (benefit of) income taxes	400	1,317	26	(215)
Net income	$7,661	$10,616	$1,688	$2,075

Earnings per share:
Basic	$0.62	$0.84	$0.14	$0.16
Diluted	$0.61	$0.83	$0.14	$0.16

Annualized return on average assets	0.40%	0.56%	0.36%	0.43%
Annualized return on average equity	5.98%	8.55%	5.15%	6.29%

FINANCIAL CONDITION DATA:
			12/31/07	12/31/06

Total assets			$1,880,235	$1,922,722
Cash and cash equivalents			19,258	22,701
Total investment securities			1,059,972	1,143,924
Loans receivable, net			624,251	589,642
Customer deposits			842,854	823,644
Borrowed funds (includes subordinated debt)			876,727	951,153
Stockholders' equity			132,845	128,535
Book value per share			$10.71	$10.00

Average equity to average assets			6.74%	6.57%
Allowance for loan losses to loans receivable			0.85%	0.84%
Non-performing assets to total assets			0.23%	0.22%